Exhibit 99.1

NEWS RELEASE

Sabre Holdings Completes Offering of $400 Million of Senior Unsecured Notes

SOUTHLAKE, Texas, March 13, 2006 – Sabre Holdings Corporation (NYSE: TSG) today announced it completed its $400 million offering of 10-year senior unsecured notes.  The notes will pay a coupon of 6.35% and were priced at a yield of 6.40%. Proceeds from the offering will be used to partially refinance the bridge facility for the acquisition of lastminute.com.

Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. acted as joint book-running managers for the offering.

Sabre Holdings supports travelers, travel agents, corporations, government agencies and travel suppliers by providing travel products and distribution and technology solutions through its companies: Travelocity, Sabre Travel Network and Sabre Airline Solutions. Headquartered in Southlake, Texas, the company operates in 45 countries. Sabre Holdings is traded on the NYSE under the symbol TSG.

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Media Contact:	Investor Relations Contact:
Michael Berman	Karen Fugate
Sabre Holdings	Sabre Holdings
682 605 2397	682 605 2343
michael.berman@sabre-holdings.com	karen.fugate@sabre-holdings.com